Exhibit 5.1

The Bank of Nova Scotia 44 King St. West Scotia Plaza, 8th Floor Toronto, Ontario, Canada M5H 1H1	Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020
	Tel Fax	212 610 6300 212 610 6399

Our ref                             0010146-0000213 NY:15569853.3

December 11, 2012

The Bank of Nova Scotia Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel for The Bank of Nova Scotia, a bank organized under the laws of Canada (the Bank), in connection with the registration of U.S.$16,000,000,000 aggregate amount of securities, which may include debt securities that are senior obligations (the Senior Debt Securities) or subordinated obligations (the Subordinated Debt Securities and, together with the Senior Debt Securities, the Debt Securities), common shares and preferred shares (together with the Debt Securities and the common shares, the Securities), pursuant to a registration statement on Form F-3 (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act). The Debt Securities will have an indeterminate aggregate offering price and will be offered from time to time on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Senior Debt Securities are to be issued pursuant to an indenture dated as of January 22, 2010 (the Senior Debt Securities Indenture) among the Bank, Computershare Trust Company, N.A., as U.S. trustee (the U.S. Trustee), and Computershare Trust Company of Canada, as Canadian trustee (the Canadian Trustee and, together with the U.S. Trustee, the Trustees). The Subordinated Debt Securities are to be issued pursuant to an indenture (the Subordinated Debt Securities Indenture and, together with the Senior Debt Securities Indenture, the Indentures), among the Bank and the Trustees. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

The Debt Securities will be issued either independently or together with other Securities.

A. SCOPE OF REVIEW AND RELIANCE

In that connection, we have examined the Registration Statement, the Indentures incorporated by reference into the Registration Statement as Exhibits 4.1 and 4.2 and such additional documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Solicitors Regulation Authority of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practice in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AD and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Bratislava, Brussels, Bucharest (associated office), Budapest, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo and Warsaw.

B. ASSUMPTIONS

In giving this opinion, we have assumed the following (without independent verification):

1.	the legal capacity of all natural persons, the authority of all persons signing each of the documents on behalf of the parties to such documents and the genuineness of all signatures;

2.	the authenticity and completeness of all documents submitted to us as originals;

3.	the conformity to original documents and the completeness of all documents submitted to us as certified or conformed copies or photocopies and the authenticity of the originals of such documents;

4.	the conformity to original documents and the completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents;

5.	the due authorization, execution and delivery of the each Indenture by the Bank and the Trustees;

6.	the Trustees are duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indentures;

7.	the Trustees are in compliance, with respect to acting as a trustee under the Indentures, with all applicable laws and regulations; and

8.	the Trustees have the requisite organizational and legal power and authority to perform their obligations under the Indentures.

C. OPINION

1.	The Debt Securities, when issued by the Bank in accordance with the terms of the applicable Indenture, will be valid and binding obligations of the Bank enforceable in accordance with their terms.

In rendering the opinion expressed above, we have further assumed that: (i) the Registration Statement will have become effective under the Securities Act; (ii) the terms of the applicable Indenture under which the Debt Securities are to be issued will have been duly authorized and established by the Bank, and the applicable Indenture will have been duly executed and delivered by the parties thereto; (iii) the terms of Debt Securities to be issued will have been duly established in conformity with the applicable Indenture, will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank; (iv) the Debt Securities will be sold and delivered to, and paid for by, the purchasers at the prices and in accordance with the terms of an agreement or agreements duly authorized and validly executed and delivered by the parties thereto; (v) the Bank will authorize the offering and issuance of the Debt Securities and will authorize, approve and establish the final terms and conditions thereof and of any supplemental indenture or other agreement and will take any other appropriate additional corporate action; and (vi) certificates representing the Debt Securities will be duly executed and delivered and, to the extent required by the applicable Indenture, duly authenticated and countersigned and will be issued and sold as contemplated in the Registration Statement.

We are expressing no opinion as to any obligations that parties other than the Bank may have under or in respect of the Debt Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

D. LIMITATIONS AND QUALIFICATIONS

1.	We do not express any opinion herein concerning any law other than the Federal law of the United States of America and the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Canada.

2.	Our opinion is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

We note that, as of the date of this opinion, a judgment for money in an action based on securities denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of securities denominated in a foreign currency, a state court in the State of New York rendering a judgment on such securities would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

We hereby consent to the use of our name in the Registration Statement and any amendments (including post-effective amendments) thereto and to the incorporation by reference of this opinion and consent in any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to the filing of this opinion with the Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Allen & Overy LLP

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